UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 25, 2007
TXU CORP.
(Exact name of registrant as specified in its charter)

Texas (State or other jurisdiction of incorporation)	1-12833 (Commission File Number)	75-2669310 (IRS Employer Identification No.)

Energy Plaza 1601 Bryan Street Dallas, Texas (Address of principal executive offices)	75201-3411 (Zip Code)
Registrant’s Telephone Number, Including Area Code: (214) 812-4600
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☑ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
Item 9.01 Exhibits.
SIGNATURES
EXHIBIT INDEX
Agreement and Plan of Merger
Press Release

Item 1.01   Entry into a Material Definitive Agreement.
     On February 25, 2007, TXU Corp., a Texas corporation (the “Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Texas Energy Future Holdings Limited Partnership, a Delaware limited partnership (“Parent”), and Texas Energy Future Merger Sub Corp, a Texas corporation and a wholly-owned subsidiary of Parent (“Merger Sub”). Under the terms of the Merger Agreement, Merger Sub will be merged with and into the Company, with the Company continuing as the surviving corporation and becoming a wholly-owned subsidiary of Parent (the “Merger”). Parent is led by a consortium of private investment funds affiliated with Kohlberg Kravis Roberts & Co. and Texas Pacific Group.
     Pursuant to the Merger Agreement, at the effective time of the Merger, each outstanding share of common stock, no par value, of the Company (the “Common Stock”), other than certain specified shares, will be cancelled and converted into the right to receive $69.25 in cash, without interest.
     The Merger Agreement contains a “go shop” provision pursuant to which the Company has the right to solicit and engage in discussions and negotiations with respect to competing proposals through April 16, 2007. After that date, the Company may continue discussions with certain persons who have made proposals prior to the end of the go-shop period. After this period, the Company is not permitted to solicit other proposals and may not share information or have discussions regarding alternative proposals, except in certain circumstances.
     The Company may terminate the Merger Agreement under certain circumstances, including if its board of directors determines in good faith that it has received a superior proposal, and otherwise complies with certain terms of the Merger Agreement. In connection with such termination, the Company must pay a fee of $1 billion to Parent, unless such termination is in connection with a superior proposal submitted by certain persons who made such a proposal prior to the end of the go-shop period, in which case the fee will be $375 million. In certain other circumstances, the Merger Agreement provides for Parent to pay to the Company a fee of $1 billion upon termination of the Merger Agreement.
     Parent has provided the Company with executed equity and debt financing commitments that provide for the necessary funds to consummate the transactions contemplated by the Merger Agreement. Consummation of the Merger is subject to various conditions, including approval of the Merger by a vote of two-thirds of the outstanding Common Stock, expiration or termination of applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, approval of the Federal Energy Regulatory Commission and the Nuclear Regulatory Commission and other customary closing conditions.
     The foregoing summary of the Merger Agreement and the transactions contemplated thereby do not purport to be complete and are subject to, and qualified in its entirety by, the full text of the Merger Agreement attached as Exhibit 2.1 and incorporated herein by reference.
Item 9.01   Exhibits.

(d)	Exhibits.

Exhibit 2.1	Agreement and Plan of Merger, dated as of February 25, 2007, by and among the Company, Texas Energy Future Holdings Limited Partnership and Texas Energy Future Merger Sub Corp

Exhibit 99.1	Press Release, dated February 26, 2007

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 26, 2007	TXU CORP.
	By:	/s/ Anthony Horton
		Name:	Anthony Horton
		Title:	Senior Vice President, Treasurer and Assistant Secretary

EXHIBIT INDEX

Exhibit Number	Description

2.1	Agreement and Plan of Merger, dated as of February 25, 2007, by and among the Company, Texas Energy Future Holdings Limited Partnership and Texas Energy Future Merger Sub Corp

99.1	Press Release, dated February 26, 2007